                                                                  EXHIBIT 99.2

                       BREAKAWAY SOLUTIONS, INC. ANNOUNCES

                           THIRD QUARTER 2000 RESULTS

                  APPLICATION HOSTING REVENUE CONTINUES TO RISE
               AS TOTAL REVENUE INCREASES 230 PERCENT FROM Q3 1999

BOSTON, MA- OCTOBER 26, 2000 - Breakaway Solutions, Inc. (NASDAQ: BWAY), the # 1 Full Service Provider (FSP) offering integrated strategy, implementation and application hosting to collaborative e-businesses, today reported results for the third quarter ended September 30, 2000.

Total revenue in the third quarter of 2000 was $34.6 million, an increase of 230% from the $10.5 million of pro forma revenue reported for the third quarter of 1999. Calculated on a GAAP basis, this represents an increase of 380% from the $7.2 million of revenue reported in the third quarter of 1999. Application Hosting revenue grew 46% sequentially over the $5.2 million reported in the second quarter of 2000 to $7.6 million in the third quarter of 2000. Application Hosting revenue comprised 22% of total revenue for the most recent quarter as compared to 15% from the previous quarter.

CASH LOSS (NET INCOME EXCLUDING GOODWILL, AMORTIZATION AND ONE-TIME INTEGRATION COSTS) FOR THE THIRD QUARTER OF 2000 WAS ($2.8) MILLION OR ($0.04) PER FULLY DILUTED WEIGHTED AVERAGE SHARE OF COMMON STOCK AND OUTSTANDING OPTIONS.

         "The needs of the marketplace are continuing to evolve at a dramatic pace," said Gordon Brooks, president and CEO of Breakaway Solutions. "We believe that the multi-partner delivery model is inherently weak and inefficient. More than ever, customers are demanding a Full Service Provider model that enables them to collaborate with other businesses. With our new service offerings such as ASP Enablement, and enhanced managed services, we believe we are in a position to benefit from this market shift."

OUR PEOPLE

o Headcount as of September 30, 2000 increased 27% to 1018 employees from 804 employees on June 30, 2000. This includes 641 billable employees, and 121 ASP employees. In October of 2000, the Company announced a reduction in staff of approximately 9%.

o Voluntary turnover of billable employees during the third quarter of 2000 was 8.6%.

o Sales organization doubled in the third quarter of 2000 to 66 from 33 in the second quarter 2000.


OUR OPERATIONS

o For the quarter ended September 30, 2000, the Company's gross margins were 49%.

o    Revenue per billable consultant was $203,000.

o    Average billing rate was $186 per hour.

o    Average monthly revenue per Application Hosting customer was $34,000.

o Sequential revenue growth from international operations grew to $4.6 million for the quarter representing an increase of 109% versus the second quarter 2000.

OUR CUSTOMERS

o We started working with 27 new customers in the third quarter of 2000, including NYCE Corporation, The Hartford, Press Access, Prophet 21, Webmedx, Morningstar, Acurion, FOL Networks, Ontrack Data, and PacifiCare.

o Application Hosting customers grew to 65 customers in the third quarter of 2000, including ArsDigita, Green Zebras, The Hartford, Icor, Applix, Capital Newspapers, PRI Automation, Hoening Group, and Data Translation.

OUR STRATEGIC INITIATIVES

o    Launched ASP Enablement offering that enables Independent Software Vendors
     (ISVs) and vertical ASPs to leverage the infrastructure and resources of Breakaway Solutions to develop and host a version of their software. Breakaway Solutions' ASP expertise provides software companies and ASPs with the strategy and infrastructure to quickly evolve to a global ASP. This one-to-many distribution model will help to support incremental services sales for future revenue growth.

o Launched European Solutions Center with acquisition of Dublin-based Zartis.com and built European operations to 77 employees during the quarter.

o Entered Asia Pacific markets this quarter through a minority investment model. Breakaway Solutions' 19.9% investment in Breakaway Asia Pacific will be accounted for under the equity method of accounting for investments. The other shareholder is ICG Asiaworks, which is owned by ICG, Hutchinson Whampoa, and Li Ka-shing Foundation.

BREAKAWAY SOLUTIONS WILL HOST A CONFERENCE CALL ON THURSDAY, OCTOBER 26TH AT 5:00 P.M. EST. THE CALL WILL BE BROADCAST ON TWO WEB SITES, www.vcall.com AND www.breakaway.com.

ABOUT BREAKAWAY SOLUTIONS

Breakaway Solutions, Inc. (NASDAQ: BWAY), is a Full Service Provider (FSP) specializing in defining, creating, and operating sustainable digital businesses for collaborative e-business enterprises through strategy, e-business implementation, and application hosting services. Headquartered in Boston, Mass., Breakaway Solutions has a network of regional offices and Internet Solutions Centers in major cities across the U.S. and in Europe, as well as 11 Application Hosting facilities in North America, Europe, Asia and Australia. Breakaway Solutions can be reached at 617/960-3400 or at www.breakaway.com.

Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including risks relating to the attractiveness of Breakaway's Full Service Provider model to its current and prospective customers, likely variations in quarterly revenues and operating results, the ability to realize benefits from acquisitions and strategic alliances, risks in conducting business outside the United States, the adoption and acceptance of application hosting services by growing enterprises, personnel and customer retention, ability to raise additional capital, equity dilution, business change, product acceptance and customer demand, variation in quarterly results, competition, and growth management detailed from time-to-time in Breakaway Solutions, Inc.'s filings with the Securities and Exchange Commission. Breakaway Solutions, Inc. draws the reader's attention to the factors described in its Quarterly Report on Form 10-Q for the Period Ended June 30, 2000 under the heading "Factors That May Affect Future Results." Any such forward-looking statements speak only as of the date such statements are made, and the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements or otherwise update or supplement this announcement or the risk factors contained in its filings with the Securities and Exchange Commission.

                                       ###